Exhibit 99.1

Anthera Pharmaceuticals Appoints Brian R. Mueller to Board of Directors

HAYWARD, CA, June 23th, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ:ANTH), a biopharmaceutical company focused on developing and commercializing products to treat autoimmune diseases, today announced the appointment of Brian R. Mueller to its Board of Directors and as Chairman of the Audit Committee of the Board of Directors.  Mr. Brian R. Mueller currently serves as Group Vice President, Corporate Controller and Chief Accounting Officer of BioMarin Pharmaceutical Inc., a publicly-traded biopharmaceutical company and has been with BioMarin since 2002.   Prior to BioMarin, Mr. Mueller spent a combination of seven years in public accounting in Arthur Andersen, LLP and KPMG, LLP.  Mr. Mueller holds a B.S. in accounting from Northern Illinois University.

“We are pleased to welcome Mr. Mueller to our board of directors.  Brian’s global experience in financial operations and extensive experience with strategic transactions will most certainly add value to Anthera as we continue to advance our late-stage clinical trials,” said Dr. Chris Henney, Chairman of Anthera Pharmaceuticals. “We look forward to leveraging Brian’s accomplishments at BioMarin and his leadership in guiding us through our next stage of growth,” commented Dr. Henney.

"It’s an exciting time at Anthera," said Mr. Mueller.  “I look forward to sharing my operational insight and strategic guidance with the Anthera board and its management team as they execute on the blisibimod development program.”

Concurrent with the appointment of Mr. Brian R. Mueller, Mr. Daniel Spiegelman resigned from Anthera’s Board of Directors and Chairman of the Audit Committee of the Board of Directors.  Mr. Daniel Spiegelman joined the Anthera Board of Directors in 2010.

“Dan’s financial and strategic guidance to Anthera since the Company IPO days have been invaluable,” said Dr. Chris Henney.  “The management team and Board of Directors are most grateful for his dedicated service to Anthera.”

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders including lupus, lupus with glomerulonephritis and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

SOURCE: Anthera Pharmaceuticals, Inc.